CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 28 to the Registration Statement on Form N-4, 333-139763 of RiverSource® Innovations Classic Select Variable Annuity of our report dated February 26, 2019 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 19, 2019 with respect to the financial statements of RiverSource Variable Annuity Account, which appear in Post-Effective Amendment 23 to the Registration Statement on Form N-4, 333-139760. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2019